Exhibit 4.3

DESCRIPTION OF Securities of the registrant

The following description of securities of Foxx Development Holdings Inc. (“Foxx”, “PubCo”, “our Company”, “the Company”, “we” or “us”) reflects PubCo’s capital stock and warrants. PubCo’s capital stock is governed by the Amended and Restated Certificate of Incorporation, the Bylaws and the DGCL.

General

The authorized capital stock of PubCo consists of 50,000,000 shares of common stock, $0.0001 par value per share.

Common Stock

Our Charter authorizes one class of common stock.

Dividend Rights

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus”, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Delaware common law also imposes a solvency requirement in connection with the payment of dividends.

Holders of the PubCo Common Stock may be entitled to receive dividends out of funds legally available therefor if PubCo Board, in its discretion, determines to authorize the issuance of dividends and then only at the times and in the amounts that PubCo Board may determine.

Voting Rights

Holders of the PubCo Common Stock will be entitled to one vote for each share held as of the record date for the determination of the shareholders entitled to vote on such matters, including the election and removal of directors, except as otherwise required by law. Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our Charter does not authorize cumulative voting and will provide that no shareholder will be permitted to cumulate votes at any election of directors. Consequently, the holders of a majority of the outstanding shares of PubCo Common Stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Right to Receive Liquidation Distributions

If the PubCo becomes subject to a liquidation, dissolution, or winding-up, the assets legally available for distribution to the PubCo’s stockholders would be distributable ratably among the holders of the PubCo Common Stock, subject to prior satisfaction of all outstanding debt and liabilities.

Other Matters

All outstanding shares of PubCo Common Stock will be fully paid and nonassessable. PubCo Common Stock will not be entitled to preemptive rights and will not be subject to redemption or sinking fund provisions.

Preferred Stock

There are currently no plans to issue any shares of the preferred stock. PubCo Board will be authorized, subject to limitations prescribed by the DGCL, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by the PubCo’s stockholders. PubCo Board will be empowered to increase or decrease the number of shares of any series of the preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by the PubCo’s stockholders. PubCo Board will be able to authorize the issuance of the preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the PubCo Common Stock. The issuance of the preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of the PubCo and might adversely affect the market price of the PubCo Common Stock and the voting and other rights of the holders of the PubCo Common Stock.

Board of Directors

PubCo Board is expected consists of five directors. Our Charter and Bylaws provide that the number of directors shall be fixed only by resolution of the board of directors. Directors are elected by a majority of all of the votes cast in the election of directors.

Removal of Directors

Our Charter and Bylaws provide that stockholders may only remove a director for cause and only by the affirmative vote of the holders of a majority of the issued and outstanding capital stock of the PubCo entitled to vote in the election of directors, voting together as a single class.

Board of Directors Vacancies

Our Charter and Bylaws authorize only a majority of the remaining members of PubCo Board, although less than a quorum, to fill vacant directorships, including newly created directorships. In addition, the number of directors constituting PubCo Board will be permitted to be set only by a resolution of PubCo Board. These provisions would prevent a shareholder from increasing the size of PubCo Board and then gaining control of PubCo Board by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of PubCo Board and will promote continuity of management.

Stockholders Action; Special Meeting of Stockholders

Our Charter and Bylaws provide that PubCo’s stockholders may not take action by written consent but may only take action at annual or special meetings of the stockholders. As a result, a holder controlling a majority of the PubCo Common Stock would not be able to amend the Bylaws, amend the Charter or remove directors without holding a meeting of the PubCo’s stockholders called in accordance with the Charter and Bylaws. The Charter and Bylaws further provide that special meetings of shareholders of the PubCo may be called only by the PubCo Board, the Chairperson of PubCo Board, or the Chief Executive Officer or the President of the Company, thus prohibiting stockholders action to call a special meeting. These provisions might delay the ability of the PubCo’s stockholders to force consideration of a proposal or for stockholders controlling a majority of the PubCo Common Stock to take any action, including the removal of directors.

Advance notice requirements for stockholders proposals and director nominations

The Charter provides that advance notice of stockholders nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the PubCo must be given in the manner and to the extent provided in the Bylaws. The Bylaws provides that, with respect to an annual meeting of the PubCo’s stockholders, nominations of persons for election to the board of directors and the proposal of other business to be transacted by the stockholders may be made only (i) pursuant to the PubCo’s notice of the meeting, (ii) by or at the direction of the PubCo Board, (iii) as provided in the certificate of designation for any class or series of preferred stock or (iv) by any stockholders who was a stockholders of record at the time of giving the notice required by the Bylaws, at the record date(s) set by the board of directors for the purpose of determining stockholders entitled to notice of, and to vote at, the meeting, and at the time of the meeting, and who complies with the advance notice provisions of the Bylaws.

With respect to special meetings of stockholders, only the business specified in the PubCo’s notice of meeting may be brought before the meeting. Nominations of persons for election to the board of directors may be made only (i) by or at the direction of PubCo Board or (ii) if the meeting has been called for the purpose of electing directors, by any stockholders who was a stockholders of record at the time of giving the notice required by the Bylaws, at the record date(s) set by the board of directors for the purpose of determining stockholders entitled to notice of, and to vote at, the meeting, and at the time of the meeting, and who complies with the advance notice provisions of the Bylaws.

The advance notice procedures of the Bylaws provide that, to be timely, a stockholder’s notice with respect to director nominations or other proposals for an annual meeting must be delivered to the PubCo’s Secretary at the principal executive office of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders. In the event that the date of the annual meeting is advanced by more than 30 days before or delayed by more than 60 days after the first anniversary of the date of the preceding year’s annual meeting, to be timely, a shareholder’s notice must be delivered not earlier than the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

These provisions might preclude stockholders of the Company from bringing matters before the annual meeting of stockholders or from making nominations for directors at the annual meeting of shareholders if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of PubCo.

No cumulative voting

The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Charter will not provide for cumulative voting and will provide that no stockholder will be permitted to cumulate votes at any election of directors.

Amendments to Certificate of Incorporation and Bylaws

Except for those amendments permitted to be made without stockholders approval under Delaware law or the Amended and Restated Certificate of Incorporation, the Charter generally may be amended only if the amendment is first declared advisable by the board of directors and thereafter approved by holders of a majority of the outstanding stock of the Company entitled to vote thereon. Any amendment of certain provisions in the Charter will require approval by holders of at least two-thirds of the voting power of the then-outstanding voting securities of PubCo entitled to vote thereon, voting together as a single class. These provisions include, among others, provisions related to the classified board structure, board composition, removal of directors, indemnification and exculpation, cumulative voting rights, preferred stock, exclusive forum provisions, provisions related to shareholder action and advance notice, corporate opportunities and amendments to the charter, in each case as summarized in this proxy statement/prospectus.

PubCo Board will have the power to adopt, amend or repeal any provision of the Bylaws. In addition, stockholders of PubCo may adopt, amend or repeal any provision of the Bylaws with the approval by the holders of a majority of the voting power of the shares present in person or by proxy at the meeting of stockholders and entitled to vote on the matter. Any amendment of certain provisions in the Bylaws will require approval by holders of at least majority of the voting power of the then-outstanding voting securities of the PubCo entitled to vote thereon, voting together as a single class. These provisions include, among others, provisions related to meetings of stockholders, the powers and composition of the board of directors, removal of directors, indemnification of directors and officers and amendments to the Bylaws.

Authorized but Unissued Capital Stock

Delaware law does not require shareholder approval for any issuance of authorized shares. However, the listing requirements of the Nasdaq Stock Market, which would apply if and so long as the common stock remains listed on the Nasdaq Stock Market, require shareholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of common stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable the PubCo Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the PubCo by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Exclusive Forum

The Charter will provide that, unless otherwise consented to by PubCo in writing, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for the following types of actions or proceedings: (i) any derivative action or proceeding brought on behalf of PubCo; (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former director, officer, shareholder, employee or agent of the PubCo to the PubCo or the PubCo’s stockholders; (iii) any action asserting a claim against the PubCo or any current or former director, officer, shareholder, employee or agent of the PubCo relating to any provision of the DGCL or the Charter or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; (iv) any action asserting a claim against PubCo or any current or former director, officer, shareholder, employee or agent of the PubCo governed by the internal affairs doctrine of the State of Delaware, in each such case unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. The Charter will further provide that, unless otherwise consented to by PubCo in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint against any person in connection with any offering of the PubCo’s securities, asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in the PubCo’s securities will be deemed to have notice of and consented to this provision.

Although the Charter contains the choice of forum provisions described above, it is possible that a court could rule that such provisions are inapplicable for a particular claim or action or that such provisions are unenforceable. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. In addition, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and, therefore, the exclusive forum provisions described above do not apply to any actions brought under the Exchange Act.

Although we believe these provisions will benefit us by limiting costly and time-consuming litigation in multiple forums and by providing increased consistency in the application of applicable law, these exclusive forum provisions may limit the ability of our stockholders to bring a claim in a judicial forum that such stockholders find favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and other employees.

Corporate Opportunities

The Charter provides that, to the fullest extent permitted by applicable law, none of our non-employee directors nor his or her affiliates has any duty to refrain from, directly or indirectly, (x) engaging in the same or similar business activities or lines of business as PubCo or (y) otherwise competing with PubCo or its affiliates. In the event that any non-employee director or his or her affiliates acquire knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for the non-employee director, his or her affiliates or PubCo, such non-employee director will, to the fullest extent permitted by applicable law, have no duty to communicate or offer such transaction or business opportunity to PubCo or any of its affiliates and will not be liable to PubCo, its affiliates or the stockholders of PubCo for breach of any fiduciary duty as a director or officer of PubCo solely by reason of the fact that such non-employee director or his or her affiliate pursues or acquires such opportunity for themselves, offers or directs such opportunity to another person, or does not communicate such opportunity to PubCo; provided, that PubCo does not renounce its interest in any corporate opportunity expressly offered or presented to any non-employee director solely in his or her capacity as a director of PubCo.

Limitations on Liability and Indemnification of Directors and Officers

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Charter includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director to the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time. The effect of these provisions is to eliminate the rights of PubCo and its stockholders, through stockholders’ derivative suits on PubCo’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The Charter will permit and the Bylaws will obligate PubCo to indemnify, to the fullest extent permitted by the DGCL, any director or officer of PubCo who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director or officer of PubCo or is or was serving at the request of PubCo as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. PubCo will not be obligated to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person unless the Proceeding (or part thereof) was, or is, authorized by the board of directors, PubCo determines to provide the indemnification or is otherwise required by applicable law. In addition, the Bylaws require PubCo, to the fullest extent permitted by law, to pay, in advance of the final disposition of a Proceeding, expenses (including attorneys’ fees) actually and reasonably incurred by an officer or director of PubCo in defending any Proceeding, upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under the Bylaws or the DGCL.

PubCo expects to enter into an indemnification agreement with each of its directors and executive officers that provide for indemnification to the maximum extent permitted by Delaware law.

PubCo believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers. The limitation of liability and indemnification provisions in the Charter and Bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit PubCo and its stockholders. In addition, your investment may be adversely affected to the extent PubCo pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Transfer Agent

The Transfer Agent for the PubCo Common Stock and Public Warrants is VStock Transfer, LLC.

Listing of Common Stock and Warrants

Our common stock and warrants are listed on Nasdaq under the symbols “FOXX” and “FOXXW,” respectively.

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